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                     July 27, 2021

       Zhigeng (David) Fu
       Chief Executive Officer
       GreenVision Acquisition Corp.
       One Penn Plaza 36th Floor
       New York, NY 10019

                                                        Re: GreenVision
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 8, 2021
                                                            File No. 001-39136

       Dear Mr. Fu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Michael A. Goldstein,
Esq.